Exhibit 99.1

Designated Filer:      PBRA (CAYMAN) COMPANY

Issuer & Ticker Symbol:  Essent Group Ltd. [ESNT]

Date of Event Requiring Statement: October 30, 2013

Joint Filer Information and Signature

Joint Filer:

1. Name:	Essent Intermediate, L.P.
Address:	c/o Pine Brook Road Partners LLC, 60 East 42nd Street, 50th Floor, New York, NY 10165

ESSENT INTERMEDIATE, L.P.

By: PRBA (Cayman) Company, its general partner

	By:	/s/ Joseph Gantz	October 30, 2013
	Name:	Joseph Gantz	Date
	Title:	Director